Exhibit 23


                Independent Auditors' Consent

The Board of Directors
CNF Inc.:

We consent to the incorporation by reference in the registration statement (Nos. 333-48733, 333-56667, 333-
92399, 333-36180, 333-54558) on Form S-8 of CNF Inc. of our
report dated June 24, 2002, with respect to the statement of net assets available for plan benefits of the CNF Inc.
Thrift and Stock Plan as of December 31, 2001, and the related statement of changes in net assets available for plan benefits for the year ended December 31, 2001 and related supplemental schedule as of December 31, 2001, which report appears in the December 31, 2001 annual report on Form 11-K of the CNF Inc. Thrift and Stock Plan.

                                   /s/   KPMG LLP
                                   KPMG LLP


Portland, Oregon
June 24, 2002